UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 4, 2004

Lumera Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50862	91-2011728
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

19910 North Creek Parkway, Bothell, Washington	98011
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:    (425) 415-6900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

(a)(1) Lumera Corporation (the “Corporation”) and Thomas D. Mino (“Mino”) entered into the First Amended and Restated Employment Agreement for Thomas D. Mino (the “Agreement”), which amended and restated in part an Employment Agreement dated August 8, 2001 between the Corporation and Mino. Mino is a Director and the Chief Executive Officer of the Corporation. The Agreement was approved by the Corporation’s compensation committee on October 22, 2004 and was effective as of September 3, 2004.

(a)(2) A copy of the Agreement has been attached to this Current Report on Form 8-K as Exhibit 10.1, and the following summary is qualified in its entirety by reference to the Agreement. The significant features of the Agreement are as follows:

•	The term of employment ends on September 30, 2007, unless extended in writing by both the Corporation and Mino.

•	Mino shall receive a salary at the annual rate of $340,000, payable in regular installments and in accordance with the regular payroll practices of the Corporation. For calendar years commencing on January 1, 2005, the level of salary shall be reviewed by the Board of Directors (the “Board”) on an annual basis and may remain the same or be increased in such amounts as the Board, in its discretion, based upon merit, determines, provided that there shall be no decrease in the salary without Mino’s consent. Mino shall be entitled to participate in any and all benefit plans from time to time in effect for executives of the Corporation of equal or lesser rank, subject to plan terms and generally applicable Corporation’s policies.

•	If the Corporation maintains a formal cash incentive plan for senior management, Mino shall be eligible to participate in such plan with a target incentive opportunity at least equal to the highest percentage opportunity provided to any other executive covered under such plan. If such a formal plan is not maintained by the Corporation, Mino shall be eligible for consideration to receive an annual cash incentive payment from the Corporation. Mino’s eligibility for such a discretionary incentive payment ends upon termination of employment. This amount shall be determined annually in the sole and complete discretion of the Board. The annual target cash incentive for the period beginning on January 1, 2004 and ending on December 31, 2004, is 50% of Mino’s annual salary.

•	During the term of the Agreement, Mino shall receive options to purchase common stock of the Corporation in amounts established by the Board in accordance with the stock option plan maintained by the Corporation and subject to the terms and conditions set forth therein.

•	If Mino terminates the Agreement for any reason other than Constructive Termination, or if the Corporation terminates the Agreement for Cause, or if the Agreement terminates as a result of the death of Mino during the term or as a result of Mino’s absence from employment as a result of disability for more than 180 days in any consecutive 365 day period, no severance payment of any kind shall be made and the Corporation shall have no other obligation to Mino, other than for salary earned through the date of termination. If the Corporation terminates the Agreement for reasons other than Cause, or if Mino is Constructively Terminated prior to a Change in Control, the Corporation shall pay Mino, as salary continuation, an amount equal to his salary, at his then current rate of pay, for a period equal to one year and continue to contribute to the premium cost of his participation, and that of his eligible dependents, in the Corporation’s group medical and dental plans, for the greater of one year or the remainder of the then-current term of the Agreement, whichever is greater, provided that Mino remains eligible to continue participation in those plans under plan terms and applicable law.

•	If Mino is terminated other than for Cause or is Constructively Terminated by the Corporation at the time of, or within twelve months following, a Change of Control, the Corporation shall pay Mino a lump sum equal to his salary, at his then-current base rate of pay, for a period of two years, pay him a lump sum equal to two times the average of his cash bonuses received with respect to the two preceding calendar years, continue to contribute to the premium cost of his participation, and that of his eligible dependents, in the Corporation’s group medical and dental plans for a period of one year on the same terms as if he were an active executive of the Corporation, if he remains eligible to continue participation in those plans under plan terms and applicable law.

•	During Mino’s employment with the Corporation and for the period of twenty-four months following termination of his employment, howsoever caused, he shall not, directly or indirectly, as an individual or representative of any other person and/or entity, deal with or solicit for business purposes in competition with any product or service offered by the Corporation, any current customer of the Corporation or any person and/or entity that is, or has commenced negotiations to become, a customer of the Corporation. Mino shall not, directly or indirectly, solicit, raid, entice, or induce any other executive or professional employee of the Corporation to become employed by or associated with any other person or entity. Mino shall not, directly or indirectly, as an executive, consultant, agent, partner, principal, stockholder (other than as a holder of less than one percent of the shares of a publicly company), officer, director, or in any other individual or representative capacity, engage in any business activity that is competitive with any products or services offered by the Corporation or in active planning at the time of his termination.

ITEM 2.02.    RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On November 3, 2004, Lumera Corporation issued a press release announcing its financial results for the third quarter. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

(c)	The following exhibit is being furnished herewith:

10.1	First Amended and Restated Employment Agreement for Thomas D. Mino

99.1	Press Release dated November 3, 2004 of Lumera Corporation

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMERA CORPORATION

By:	/s/ PETER J. BIERE
Name:	Peter J. Biere
Title:	Chief Financial Officer and Treasurer

Date: November 4, 2004

EXHIBIT INDEX

Exhibit Number	Description Of Exhibit

10.1	First Amended and Restated Employment Agreement for Thomas D. Mino

99.1	Press Release dated November 3, 2004 of Lumera Corporation